Exhibit 99.1

IMMEDIATE RELEASE FOR:	Contact: Dennis G. Moore Senior Vice President Chief Financial Officer (856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS SECOND QUARTER SALES

AND EARNINGS

Pennsauken, NJ, April 29, 2019 - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the second quarter ended March 30, 2019.

Sales increased 4% to $276.3 million from $266.1 million in last year’s second quarter. Net earnings increased 14% to $20.4 million in the current quarter from $17.8 million last year. Earnings per diluted share increased 14% to $1.08 for the second quarter from $.95 last year. Operating income increased 5% to $24.8 million in the current quarter from $23.5 million in the year ago quarter.

For the six months ended March 30, 2019, sales increased 3% to $547.9 million from $531.3 million in last year’s first half.  Net earnings decreased to $37.9 million in the six months from $54.1 million last year. Earnings per diluted share decreased to $2.00 from $2.88 last year. Operating income increased 5% to $46.9 million this year from $44.8 million last year.

Net earnings for last year’s six months benefitted from a $20.9 million, or $1.11 per diluted share, gain on the re-measurement of deferred tax liabilities and were impacted by a $1.2 million, or $.06 per diluted share, provision for the one-time repatriation tax, both of which resulted from the Tax Cuts and Jobs Act enacted in December 2017.   This year’s six months benefitted by a reduction of approximately $900,000 in tax, or $.05 per diluted share, as the one-time repatriation tax was recorded on an estimated basis at December 30, 2017 and was revised downward in this year’s first quarter.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “We are pleased that each of our business segments contributed to our increased operating income this quarter.   We remain focused on continuing to improve our margins and revenues going forward.”

J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands within DADDY RAY’S, COUNTRY HOME BAKERS and HILL & VALLEY. With nearly twenty manufacturing facilities, and more than $1 billion in annual revenue, J&J Snack Foods Corp. has continued to see steady growth as a company, reaching record sales for 47 consecutive years. The company consistently seeks out opportunities to expand its unique niche market product offering while bringing smiles to families worldwide. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**SOUR PATCH KIDS is a registered trademark of Mondelēz International group, used under license.

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(in thousands, except per share amounts)

	Three months ended		Six months ended
	March 30,	March 31	March 30,	March 31
	2019	2018	2019	2018

Net Sales	$276,302	$266,101	$547,914	$531,311

Cost of goods sold	197,054	188,823	391,803	380,754
Gross Profit	79,248	77,278	156,111	150,557

Operating expenses
Marketing	21,952	22,507	43,394	44,083
Distribution	22,122	22,417	46,074	43,576
Administrative	9,998	9,004	19,241	18,360
Other general expense(income)	405	(191)	549	(231)
Total Operating Expenses	54,477	53,737	109,258	105,788

Operating Income	24,771	23,541	46,853	44,769

Other income (expense)
Investment income	2,782	1,493	3,822	2,982
Interest expense & other	(25)	(33)	(52)	476

Earnings before income taxes	27,528	25,001	50,623	48,227

Income taxes	7,174	7,168	12,743	(5,855)

NET EARNINGS	$20,354	$17,833	$37,880	$54,082

Earnings per diluted share	$1.08	$0.95	$2.00	$2.88

Weighted average number of diluted shares	18,891	18,803	18,894	18,790

Earnings per basic share	$1.08	$0.95	$2.02	$2.90

Weighted average number of basic shares	18,795	18,685	18,780	18,675

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 30,	September 29,
	2019	2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$126,655	$111,479
Marketable securities held to maturity	22,228	21,048
Accounts receivable, net	130,204	132,342
Inventories	123,104	112,884
Prepaid expenses and other	4,904	5,044
Total current assets	407,095	382,797

Property, plant and equipment, at cost
Land	2,494	2,494
Buildings	26,582	26,582
Plant machinery and equipment	303,096	290,396
Marketing equipment	299,923	290,955
Transportation equipment	9,058	8,929
Office equipment	30,803	30,752
Improvements	39,573	38,941
Construction in progress	9,847	8,468
Total Property, plant and equipment, at cost	721,376	697,517
Less accumulated depreciation and amortization	475,207	454,844
Property, plant and equipment, net	246,169	242,673

Other assets
Goodwill	102,511	102,511
Other intangible assets, net	56,077	57,762
Marketable securities held to maturity	116,893	118,765
Marketable securities available for sale	21,151	24,743
Other	2,816	2,762
Total other assets	299,448	306,543
Total Assets	$952,712	$932,013

Liabilities and Stockholders' Equity
Current Liabilities
Current obligations under capital leases	$299	$324
Accounts payable	68,348	69,592
Accrued insurance liability	9,963	11,217
Accrued liabilities	8,284	8,031
Accrued compensation expense	15,904	20,297
Dividends payable	9,405	8,438
Total current liabilities	112,203	117,899

Long-term obligations under capital leases	611	753
Deferred income taxes	52,932	52,322
Other long-term liabilities	1,851	1,948

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,815,000 and 18,754,000 respectively	35,243	27,340
Accumulated other comprehensive loss	(13,044)	(11,994)
Retained Earnings	762,916	743,745
Total stockholders' equity	785,115	759,091
Total Liabilities and Stockholders' Equity	$952,712	$932,013

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (in thousands)

	Six Months Ended

	March 30,	March 31,
	2019	2018
Operating activities:
Net earnings	$37,880	$54,082
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	21,890	21,360
Amortization of intangibles and deferred costs	1,747	1,779
Share-based compensation	1,931	1,914
Deferred income taxes	615	(15,360)
Gain on redemption and sales of marketable securities	284	(3)
Other	268	(150)
Changes in assets and liabilities net of effects from purchase of companies
Decrease (increase) in accounts receivable	2,003	(1,821)
Increase in inventories	(10,186)	(12,789)
Decrease (increase) in prepaid expenses	172	(2,560)
Decrease in accounts payable and accrued liabilities	(6,345)	(4,555)
Net cash provided by operating activities	50,259	41,897
Investing activities:
Purchases of property, plant and equipment	(26,351)	(26,281)
Purchases of marketable securities	(19,531)	(47,172)
Proceeds from redemption and sales of marketable securities	23,137	29,453
Proceeds from disposal of property and equipment	878	1,492
Other	(207)	86
Net cash used in investing activities	(22,074)	(42,422)
Financing activities:
Proceeds from issuance of stock	5,926	2,960
Payments on capitalized lease obligations	(167)	(188)
Payment of cash dividend	(17,825)	(16,239)
Net cash used in financing activities	(12,066)	(13,467)
Effect of exchange rate on cash and cash equivalents	(943)	(1,765)
Net increase (decrease) in cash and cash equivalents	15,176	(15,757)
Cash and cash equivalents at beginning of period	111,479	90,962
Cash and cash equivalents at end of period	$126,655	$75,205

	Three months ended		Six months ended
	March 30,	March 31,	March 30,	March 31,
	2019	2018	2019	2018

Sales to External Customers:
Food Service
Soft pretzels	$49,812	$48,748	$98,803	$97,769
Frozen juices and ices	8,947	9,439	16,474	16,623
Churros	15,770	15,272	30,905	29,864
Handhelds	7,987	9,331	16,789	20,693
Bakery	90,764	90,813	192,873	185,746
Other	8,145	5,862	13,471	11,034
Total Food Service	$181,425	$179,465	$369,315	$361,729

Retail Supermarket
Soft pretzels	$10,829	$10,081	$21,015	$20,593
Frozen juices and ices	14,668	15,438	25,664	25,165
Handhelds	2,479	2,763	5,047	5,789
Coupon redemption	(507)	(618)	(1,201)	(1,369)
Other	340	420	699	982
Total Retail Supermarket	$27,809	$28,084	$51,224	$51,160

Frozen Beverages
Beverages	$33,603	$33,127	$65,039	$66,270
Repair and maintenance service	20,034	19,308	39,777	38,312
Machines revenue	13,161	5,854	22,065	13,327
Other	270	263	494	513
Total Frozen Beverages	$67,068	$58,552	$127,375	$118,422

Consolidated Sales	$276,302	$266,101	$547,914	$531,311

Depreciation and Amortization:
Food Service	$6,616	$6,041	$12,938	$13,139
Retail Supermarket	320	358	655	648
Frozen Beverages	5,066	4,754	10,044	9,352
Total Depreciation and Amortization	$12,002	$11,153	$23,637	$23,139

Operating Income :
Food Service	$19,580	$18,535	$38,041	$34,435
Retail Supermarket	2,641	2,534	4,088	5,092
Frozen Beverages	2,550	2,472	4,724	5,242
Total Operating Income	$24,771	$23,541	$46,853	$44,769

Capital Expenditures:
Food Service	$8,403	$6,259	$14,681	$15,700
Retail Supermarket	581	103	1,133	103
Frozen Beverages	5,530	5,296	10,537	10,478
Total Capital Expenditures	$14,514	$11,658	$26,351	$26,281

Assets:
Food Service	$705,724	$652,850	$705,724	$652,850
Retail Supermarket	23,338	23,783	23,338	23,783
Frozen Beverages	223,650	210,916	223,650	210,916
Total Assets	$952,712	$887,549	$952,712	$887,549

RESULTS OF OPERATIONS

Net sales increased $10,201,000 or 4% to 276,302,000 for the three months and $16,603,000 or 3% to $547,914,000 for the six months ended March 30, 2019 compared to the three and six months ended March 31, 2018, respectively.

FOOD SERVICE

Sales to food service customers increased $1,960,000 or 1% in the second quarter to $181,425,000 and increased $7,586,000 or 2% to $369,315,000 for the six months. Soft pretzel sales to the food service market increased 2% to $49,812,000 in the three months and 1% to $98,803,000 in the six months due primarily to higher sales to school foodservice and throughout our customer base but with lower sales to restaurant chains in the second quarter.

Frozen juices and ices sales decreased 5% to $8,947,000 in the three months and 1% to $16,474,000 in the six months as sales to school food service were lower.

Churro sales to food service customers were up 3% in the quarter to $15,770,000 and up 3% to $30,905,000 in the six months with sales increases and decreases across our customer base.

Sales of bakery products were essentially unchanged at $90,764,000 in the second quarter and increased $7,127,000 or 4% to $192,873,000 for the six months. For the six months, sales to one co-pack customer accounted for approximately 55% of the sales increase and increased sales to warehouse club stores, schools and mass merchandising chains accounted for the balance of the sales increase.

Sales of handhelds decreased $1,344,000 or 14% in the quarter and $3,904,000 or 19% in the six months with the decrease primarily coming from lower sales to co-pack customers because of unsuccessful product launches. Sales of funnel cake increased $2,185,000, or 39%, to $7,732,000 in the quarter and $2,351,000, or 23%, to $12,692,000 in the six months due to sales to a quick service restaurant under a limited time offer program which ended in the second quarter.

Sales of new products in the first twelve months since their introduction were approximately $2 million in this quarter and $7 million in the six months. Price increases were approximately $4 million for the quarter and $7 million for the six months and net volume decreases were approximately $2 million of sales in the quarter and volume was essentially unchanged in the six months.

Operating income in our Food Service segment increased from $18,535,000 to $19,580,000 in the quarter and increased from $34,435,000 to $38,041,000 in the six months. For the quarter, operating income increased primarily because of lower marketing and distribution expenses and increased pricing.  For the six months, operating income improved primarily because of increased bakery sales, price increases and improved operations at several of our manufacturing facilities. Additionally, last year’s first quarter had the burden of shutdown costs of our Chambersburg, PA production facility. However, this year’s six months was impacted by approximately $1.4 million of higher distribution expenses primarily due to higher freight rates which increased with the implementation of the electronic logging device mandate in January 2018. Additionally, lower sales of our MARY B’s biscuits and related costs due to our recall in January 2018 impacted our operating income by approximately $500,000 in the first quarter.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets decreased $275,000 or 1% to $27,809,000 in the second quarter and were essentially unchanged at $51,224,000 for the six months. Soft pretzel sales for the second quarter were up 7% to $10,829,000 and up 2% to $21,015,000 for the six months due to increased sales of AUNTIE ANNE’S pretzels. Sales of frozen juices and ices decreased $770,000 or 5% to $14,668,000 in the second quarter and increased $499,000 or 2% in the six months. Handheld sales to retail supermarket customers decreased 10% to $2,479,000 in the quarter and 13% to $5,047,000 in the six months as the sales of this product line continue their long term decline.

Sales of new products in the second quarter were approximately $200,000 and were approximately $500,000 for the six months. Price increases provided about $300,000 of sales in the quarter and $900,000 of sales in the six months and net volume decreased by about $600,000 for the quarter and $900,000 for the six months.

Operating income in our Retail Supermarkets segment was $2,641,000 in this year’s second quarter compared to $2,534,000 in last year’s quarter, a 4% increase and decreased to $4,088,000 in this year’s six months compared to $5,092,000 in last year’s six months. For the quarter, operating income benefited from slightly lower marketing and distribution costs and increased pricing.  For the six months, increased product and distribution costs combined with the lack of a sales increase were the primary drivers of the decrease in operating income.

FROZEN BEVERAGES

Frozen beverage and related product sales increased 15% to $67,068,000 in the second quarter and increased 8% to $127,375,000 in the six months. Beverage related sales were up 1% to $33,603,000 in the quarter but down 2% to $65,039,000 in the six months. Six months’ sales were down primarily because last year’s first quarter sales were up a very strong 21% compared to the prior year. Gallon sales were unchanged for the three months. Service revenue increased 4% to $20,034,000 in the second quarter and increased 4% to $39,777,000 in the six months with sales increases and decreases spread throughout our customer base.

Machines revenue (primarily sales of frozen beverage machines) were $13,161,000, an increase of $7,307,000 in the quarter and $22,065,000, an increase of $8,738,000 in the six months. Operating income in our Frozen Beverage segment increased to $2,550,000 in this quarter as a result of higher service and machines revenue but down $518,000 in the six months as a result of lower beverage sales and generally higher costs.

CONSOLIDATED

Gross profit as a percentage of sales was 28.68% in the second quarter and 29.04% last year.  Gross profit as a percentage of sales was 28.49% in the six month period this year and 28.34% last year. Gross profit percentage decreased in the second quarter because of the increase in lower margin machines revenue in our frozen beverages segment. Gross profit percentage for the six months increased because of improved operations at several of our manufacturing facilities, price increases and because last year had the burden of shutting down our Chambersburg, PA production facility and moving its production to other facilities.

Total operating expenses increased $740,000 in the second quarter and as a percentage of sales decreased to 19.7% from 20.2% last year. For the first half, operating expenses increased $3,470,000 and as a percentage of sales increased to 20.0% from 19.9% last year. Marketing expenses decreased to 7.9% of sales in this year’s quarter from 8.5% last year and were 7.9% in the six months compared to 8.3% of sales in last year’s six months primarily because of reduced spending across all of our segments. Distribution expenses were 8.0% of sales in the second quarter and 8.4% of sales in last year’s quarter and were 8.4% in this year’s six months compared to 8.2% of sales in last year’s six months. Distribution expenses increased as a percentage of sales for the six months primarily because of increased freight rates which increased with the implementation of the electronic logging device mandate in January 2018. Our second quarter benefitted from a slight moderation in rates compared to last year. Administrative expenses were 3.6% of sales in the second quarter compared to 3.4% of sales last year in the second quarter and were 3.5% in this year’s six months compared to 3.5% of sales in last year’s six months.

Operating income increased $1,230,000 or 5% to $24,771,000 in the three months and increased $2,084,000 or 5% to $46,853,000 in the first six months as a result of the aforementioned items.

Investment income increased by $1,289,000 and $840,000 in the second quarter and six months, respectively, resulting from higher amounts invested and higher interest rates. Additionally, the second quarter benefitted from recognized unrealized gains of $760,000 and the six months were impacted by $267,000 of recognized unrealized losses.

Other income for last year’s six months includes a $520,000 gain on a sale of property.

Net earnings increased $2,521,000, or 14%, in the current three month period to $20,354,000 and were $37,880,000 for the six month period this year compared to $54,082,000 for the six month period last year.

Net earnings for last year’s six months benefited from a $20.9 million gain, or $1.11 per diluted share, on the remeasurement of deferred tax liabilities which was partially offset by a $1.2 million, or $.06 per diluted share, provision for the one time repatriation tax, both of which resulted from the Tax Cuts and Jobs Act enacted in December 2017. Excluding the deferred tax gain and the one time repatriation tax, our effective tax rate was 28.7% in last year’s six months. Net earnings in this year’s six months benefitted by a reduction of approximately $900,000 in tax as the provision for the one time repatriation tax was reduced as the amount recorded last year was an estimate.  Excluding the reduction in the provision for the one time repatriation tax, our effective tax rate was 27.0% in this year’s six months. Our effective tax rate for the second quarter this year was 26.1% and 28.7% for last year’s second quarter, as this year benefitted from tax credits on returns filed this quarter and a lower federal tax rate.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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